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                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                          OF THE SECURITIES ACT OF 1934


                                               Commission File Number: 333-89952

                           Kensington Bankshares, Inc.
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             (Exact name of registrant as specified in its charter)


         13246 North Dale Mabry Highway, Tampa, FL 33614, (813) 961-6200
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  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                          Common Stock, $.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



        Rule 12g-4(a)(1)(i)    [  ]          Rule 12h-3(b)(1)(ii)     [  ]

        Rule 12g-4(a)(1)(ii)   [  ]          Rule 12h-3(b)(2)(i)      [  ]

        Rule 12g-4(a)(2)(i)    [  ]          Rule 12h-3(b)(2)(ii)     [  ]

        Rule 12g-4(a)(2)(ii)   [  ]          Rule 15d-6               [X ]

        Rule 12h-3(b)(1)(i)    [  ]

         Approximate number of holders of record as of the certification or notice date: 255 at December 31, 2002

         Pursuant to the requirements of the Securities Exchange Act of 1934 Kensington Bankshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 26, 2003                 By:/s/ Gerald Archibald
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                                         Gerald Archibald
                                         President and Chief Executive Officer